UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

November 25, 2014

SUMMIT HEALTHCARE REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 South Pointe Drive, Suite 100, Lake Forest, California 92630

(Address of principal executive offices)

(949) 535-2022

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item	1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 25, 2014, three consolidated subsidiaries of Summit Healthcare REIT, Inc. (the “Company”) each entered into a Healthcare Facility Note and related documentation with Lancaster Pollard Mortgage Company, LLC., and a Healthcare Regulatory Agreement and related documentation with the U.S. Department of Housing and Urban Development (“HUD”). Each note is secured by the real and personal property comprising the Carteret House, Hamlet House, and Shelby House assisted living facilities, respectively. Each of the notes is insured by HUD. The notes have a total principal balance of $12.6 million. Each of the notes has an “all in” interest rate of 4.4% inclusive of the mortgage insurance premium, and amortization term of 35 years. Each of the notes contain a prepayment penalty of 10% in year 1, which reduces each year by 100 basis points, until there is no longer a prepayment penalty beginning in year 11. Each of the notes is subject to customary representations, warranties and ongoing covenants and agreements with respect to the operation of the facilities, including the provision for certain maintenance and other reserve accounts with respect to the facilities all as described in the Healthcare Regulatory Agreement. A form of the Healthcare Facility Note and Healthcare Regulatory Agreement entered into by each of the three applicable borrower entities with respect to the HUD-insured loans is attached as Exhibits 10.1 and 10.2, respectively. The net loan proceeds of $12.6 million have been used to pay down outstanding debt on loans maturing in 2016.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Form of Healthcare Facility Note with respect to HUD - insured loans.

10.2	Form of Healthcare Regulatory Agreement - Borrower

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUMMIT HEALTHCARE REIT, INC.

By:	/s/ Elizabeth A. Pagliarini
Name: Elizabeth A. Pagliarini
Title: Chief Financial Officer

Dated: December 2, 2014